Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FIRST QUARTER 2019 RESULTS

BOSTON, MA (4/24/19) — The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2019 net revenue of $251.7 million, an increase of $61.2 million or 32.1% from the same period last year, mainly due to an increase in shipments of 32.5%. Net income for the first quarter was $23.7 million, or $2.02 per diluted share, an increase of $14.4 million or $1.24 per diluted share from the first quarter of 2018. The significant increase in net revenue, compared to the first quarter of 2018, was driven by the planned acceleration in the timing of shipments during the year to support current and anticipated growth in demand. The increase in net income reflects the higher net revenue, partially offset by increases in operating expenses and lower gross margins.

In the first quarter of 2019 and the first quarter of 2018, the Company recorded a tax benefit of $0.15 per diluted share and $0.23 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the Company on January 1, 2017.

Highlights of this release include:

•	Depletions increased 11% from the comparable 13-week period in 2018.

•	Full-year depletion and shipment growth is now estimated at between 10% and 15%, an increase from the previously communicated range of between 8% and 13%.

•

First quarter gross margin of 49.5% was 1.0 percentage point below the 2018 first quarter margin of 50.5%; the Company’s full year gross margin target is now estimated at between 50% to 52%, a decrease from the previously communicated range of between 51% and 53%.

•

Advertising, promotional and selling expenses in the first quarter increased $4.2 million or 6.2%, compared to the first quarter of 2018, primarily due to increased investments in media and production, higher salaries and benefits and increased freight to distributors due to higher volumes.

•	Based on current spending and investment plans, full year 2019 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, continues to be estimated at between $8.00 and $9.00.

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Jim Koch, Chairman and Founder of the Company, commented, “Our total company depletions increased 11% in the first quarter and we had our fourth consecutive quarter of double-digit depletions growth. We believe this is attributable to our key innovations, the quality of our products and our strong brands, as well as successful sales execution and support from our distributors. We are still seeing challenges across the industry, including a general softening of the craft beer category and retail shelves that offer an overwhelming number of options to drinkers. We remain positive about the future of craft beer and are happy that our diversified brand portfolio continues to fuel double-digit growth. We are disappointed with our Samuel Adams brand trends and continue to work hard on our brand messaging, focusing on the quality and care that goes into brewing our Samuel Adams Boston Lager, along with a significant package re-design that is now hitting shelves and the recent release of our new “lighter and brighter” recipe for Samuel Adams Summer Ale. We plan to continue to invest in the coming months to improve trends and remain focused on the longer-term goal of returning Samuel Adams to growth. While it’s too early to draw long-term conclusions, we’ve received very positive reactions from distributors, retailers and drinkers on our new Sam Adams packaging design and the new taste profile of Sam Summer Ale. We are confident in our ability to innovate and build strong brands and help support our mission of long-term profitable growth.”

Dave Burwick, the Company’s President and CEO stated, “We had a good start to the year and are happy with our record first quarter shipment and depletion volumes. First quarter shipments growth was significantly higher than depletions as we took active steps to ensure that our distributor inventory levels are adequate to support drinker demand during the peak summer months. Our depletions growth in the first quarter was the result of increases in our Truly Hard Seltzer and Twisted Tea brands that were only partially offset by decreases in our Samuel Adams and Angry Orchard brands. Truly continues to grow beyond our expectations. We are expanding distribution across all channels and improving our position as a leader in hard seltzer as more competitors enter the category. Twisted Tea continues to generate double-digit volume growth consistent with 2018 full year growth trends. Angry Orchard’s volume declined against the first quarter 2018 national roll out of Angry Orchard Rosé. We expect Angry Orchard to improve for the remainder of the year and are excited about our brand investment plans and the national rollout later in the year of Angry Orchard Crisp Unfiltered, a homage to traditional American Cider with a less sweet, fresh apple taste. Our new brands in 2019 address important health and wellness and active lifestyle opportunities in our categories and include 26.2 Brew from our wholly-owned affiliate Marathon Brewing Company, a refreshing Gose beer brewed with sea salt to fit runners’ active lifestyle and flavor preferences. We recently sponsored the Boston Marathon and to date, the response from our distributors, retailers and drinkers on 26.2 Brew has been very positive, but it’s too early to draw conclusions on the longer-term impact.”

Mr. Burwick went on to say, “Given our trends for the first three months and our current view of the remainder of the year, we’ve adjusted our expectations for higher 2019 full-year depletions growth, which is primarily driven by the strong performance of our Truly brand. These volumes come at a higher incremental cost due to the increased usage of third-party breweries, which is negatively impacting our gross margin expectation for the year. We’re in a very competitive business and we are optimistic for continued growth of our current brand portfolio and we remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

1st Quarter 2019 Summary of Results

Depletions increased 11% from the comparable 13-week period in the prior year. Shipment volume was approximately 1.1 million barrels, a 32.5% increase from the comparable 13-week period in the prior year.

Shipments for the quarter increased at a significantly higher rate than depletions and resulted in significantly higher distributor inventory as of March 30, 2019 when compared to March 31, 2018. The Company believes distributor inventory as of March 30, 2019 averaged approximately 6 weeks on hand and was at an appropriate level based on the supply chain capacity constraints and inventory requirements to support the forecasted growth of Truly and Twisted Tea brands over the summer. The Company expects wholesaler inventory levels in terms of weeks on hand to return to more normal levels of approximately 3 to 4 weeks on hand later in the year.

Gross margin at 49.5% decreased from the 50.5% margin realized in the first quarter of 2018, primarily as a result of higher processing costs due to increased production at third party breweries, higher temporary labor at Company-owned breweries and higher packaging costs, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $4.2 million compared to the first quarter of 2018, primarily due to increased investments in media and production, higher salaries and benefits costs and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $4.0 million from the first quarter of 2018, primarily due to increases in salaries and benefits costs and consulting costs.

During the first quarter, the Company recorded a net income tax expense of $6.1 million or 20.6%, which consists of income tax expenses of $7.9 million partially offset by a $1.8 million tax benefit related to stock option exercises in accordance with ASU 2016-09. The Company’s effective tax rate for the first quarter, excluding the impact of ASU 2016-09, decreased to 26.5% from 28.0% in the first quarter of 2018.

The Company expects that its March 30, 2019 cash balance of $102.9 million, together with its future operating cash flows and its available $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the first quarter and the period from March 31, 2019 through April 20, 2019, the Company did not repurchase any shares. As of April 20, 2019, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the fifteen weeks ended April 13, 2019 are estimated by the Company to have increased approximately 12.5% from the comparable period in 2018.

Fiscal 2019 Outlook

The Company currently projects full year 2019 earnings per diluted share to be between $8.00 and $9.00. This projection excludes the impact of ASU 2016-09. The Company’s actual 2019 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2019 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage increase of between 10% and 15%.

•	National price increases of between 1% and 3%.

•	Gross margin of between 50% and 52%.

•

Increased investment in advertising, promotional and selling expenses of between $20 million and $30 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 27%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $100 million and $120 million, which could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Hard Seltzer, Marathon Brewing Company, Wild Leaf Hard Tea and Tura Alcoholic Kombucha as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 29, 2018 and December 30, 2017. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, April 24, 2019

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended
	March 30, 2019	March 31, 2018
Barrels sold	1,076	813
Revenue	$267,559	$201,831
Less excise taxes	15,908	11,374

Net revenue	251,651	190,457
Cost of goods sold	127,111	94,360

Gross profit	124,540	96,097
Operating expenses:
Advertising, promotional and selling expenses	71,723	67,521
General and administrative expenses	23,374	19,338

Total operating expenses	95,097	86,859

Operating income	29,443	9,238
Other income (expense), net:
Interest income, net	637	205
Other expense, net	(252)	(285)

Total other income (expense), net	385	(80)

Income before income tax provision (benefit)	29,828	9,158
Income tax provision (benefit)	6,134	(152)

Net income	$23,694	$9,310

Net income per common share - basic	$2.04	$0.79

Net income per common share - diluted	$2.02	$0.78

Weighted-average number of common shares - Class A basic	8,606	8,714

Weighted-average number of common shares - Class B basic	2,918	3,018

Weighted-average number of common shares - diluted	11,636	11,831

Net income	$23,694	$9,310

Other comprehensive income:
Foreign currency translation adjustment	37	11

Comprehensive income	$23,731	$9,321

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 30, 2019	December 29, 2018
Assets
Current Assets:
Cash and cash equivalents	$102,887	$108,399
Accounts receivable	54,525	34,073
Inventories	85,861	70,249
Prepaid expenses and other current assets	16,754	13,136
Income tax receivable	833	5,714

Total current assets	260,860	231,571
Property, plant and equipment, net	398,882	389,789
Right-of-use assets	26,177	—
Other assets	14,418	14,808
Goodwill	3,683	3,683

Total assets	$704,020	$639,851

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$61,620	$47,102
Accrued expenses and other current liabilities	66,655	73,412
Current lease liabilities	3,727	—

Total current liabilities	132,002	120,514
Deferred income taxes, net	50,198	49,169
Non-current lease liabilities	27,161	—
Other liabilities	4,841	9,851

Total liabilities	214,202	179,534

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,634,806 and 8,580,593 issued and outstanding as of March 30, 2019 and December 29, 2018, respectively	86	86
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,917,983 and 2,917,983 issued and outstanding as of March 30, 2019 and December 29, 2018, respectively	29	29
Additional paid-in capital	411,481	405,711
Accumulated other comprehensive loss, net of tax	(1,160)	(1,197)
Retained earnings	79,382	55,688

Total stockholders’ equity	489,818	460,317

Total liabilities and stockholders’ equity	$704,020	$639,851

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Thirteen weeks ended
	March 30, 2019	March 31, 2018
Cash flows provided by (used in) operating activities:
Net income	$23,694	$9,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,863	12,820
Loss on disposal of property, plant and equipment	271	143
Lease expense	859	—
Bad debt expense	—	47
Stock-based compensation expense	2,066	1,491
Deferred income taxes	1,029	178
Changes in operating assets and liabilities:
Accounts receivable	(20,452)	(16,615)
Inventories	(15,353)	(8,166)
Prepaid expenses, income tax receivable and other assets	1,336	(4,689)
Accounts payable	14,400	2,299
Accrued expenses and other current liabilities	(6,465)	(6,575)
Net lease liabilities	(624)	—
Other liabilities	19	(658)

Net cash provided by (used in) operating activities	13,643	(10,415)

Cash flows used in investing activities:
Purchases of property, plant and equipment	(22,080)	(11,477)
Proceeds from disposal of property, plant and equipment	1	2
Change in restricted cash	28	111

Net cash used in investing activities	(22,051)	(11,364)

Cash flows provided by financing activities:
Repurchase of Class A Common Stock	—	(16,640)
Proceeds from exercise of stock options	2,768	19,304
Cash paid on note payable	(72)	(63)
Net proceeds from sale of investment shares	200	186

Net cash provided by financing activities	2,896	2,787

Change in cash and cash equivalents	(5,512)	(18,992)
Cash and cash equivalents at beginning of year	108,399	65,637

Cash and cash equivalents at end of period	$102,887	$46,645

Supplemental disclosure of cash flow information:
Income taxes paid	$207	$459

Cash paid for amounts included in measurement of lease liabilities	$901	$—

Right-of-use assets obtained in exchange for lease obligations	$27,037	$—

Decrease in accounts receivable for ASU 2014-09 adoption	$—	$(1,310)

Increase in accounts payable for purchase of property, plant and equipment	$118	$2,741

Copies of The Boston Beer Company's press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com